                                                                    EXHIBIT 23.1

The Board of Directors
Cell Robotics International, Inc.

We have issued our report dated March 26, 2004 accompanying the consolidated financial statements included in the Annual Report of Cell Robotics International, Inc. on Form 10-KSB for the years ended December 31, and 2003 and 2002. We hereby consent to incorporation by reference of said reports in the registration statements of Cell Robotics International, Inc. on Forms S-8 (File No. 333-06115, effective June 17, 1976, File No. 33-74405, effective March 15, 1999, File No. 333-76200, effective January 2, 2002, File No. 333-100191, effective September 30, 2003, File No. 333-104041, effective March 26, 2003 and File No. 333-110403, effective November 12, 2003)

/s/Grant Thornton LLP
Albuquerque, New Mexico
March 26, 2004